Exhibit 3.1

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SERA PROGNOSTICS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Sera Prognostics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.       That the name of this corporation is Sera Prognostics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 17, 2008. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 23, 2021. Thereafter, a Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 18, 2021.

2.       That the Board of Directors (the “Board”) of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

First: The name of this corporation is Sera Prognostics, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 75,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), (ii) 3,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”) and (iii) 46,543,334 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The Class A Common Stock and the Class B Common Stock are referred to together as the “Common Stock.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK

1                    Class A Common Stock. All Common Stock, whether outstanding on the date hereof or issued hereafter shall be Class A Common Stock unless specifically designated Class B Common Stock.

1.1           General. The voting, dividend and liquidation rights of the holders of the Class A Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

1.2           Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”)) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and without a separate class vote of the holders of Class A Common Stock.

2                    Class B Common Stock.

2.1           General. The voting, dividend and liquidation rights of the holders of the Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.2           Voting. The Class B Common Stock shall be non-voting except as may be required by law; provided, the holders of the Class B Common Stock shall be entitled to vote, as a separate class, on any amendment to the Certificate of Incorporation that (a) modifies any powers, rights or privileges of the Class A Common Stock in a manner that differs from the powers, rights or privileges of the Class B Common Stock (other than with respect to the status of the Class B Common Stock as non-voting) or (b) modifies the non-voting status or conversion powers, rights or privileges applicable to the Class B Common Stock. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and without a separate class vote of the holders of Class B Common Stock.

2.3           Conversion. Each holder of shares of Class B Common Stock shall have the right to convert each share of Class B Common Stock held by such holder into one share of Class A Common Stock at such holder’s election, which shall be made upon written notice to the Corporation delivered as provided in Section 4.3.1 of Subsection B of this Article Fourth, provided that, upon the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, the shares of Class B Common Stock may only be converted into shares of Class A Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” means initially 4.99% of any class of securities of the Corporation registered under the Exchange Act, which percentage may be increased or decreased by a holder of outstanding shares of Class B Common Stock to such other percentage as such holder may designate in writing upon 61 days’ notice (delivered as provided in Section 4.3.1 of Subsection B of this Article Fourth) to the Corporation, provided, however, that such increase or decrease shall only be applicable to such holder and provided further, however, that no holder may make such an election to change the percentage unless all holders managed by the same investment advisor as such electing holder make the same election.

3                    Adjustments; Distributions. The Corporation shall not give effect to any stock split, stock dividend, stock combination or similar event affecting the Class A Common Stock or Class B Common Stock without effecting the same such stock split, stock dividend, stock combination or similar event for the Class A Common Stock or Class B Common Stock, respectively. The Corporation shall not declare, pay or set aside any dividends or distributions on shares of Class A Common Stock or Class B Common Stock unless the Corporation declares, pays or sets aside the same dividend or distribution on each share of Class A Common Stock or Class B Common Stock, provided, that dividends payable in Common Stock shall be paid in the same class.

B.       PREFERRED STOCK

1,390 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A1 Preferred Stock”, 7,941,499 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A2 Preferred Stock”, 2,060,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock”, 5,012,500 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock”, 5,521,905 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-1 Preferred Stock”, 1,510,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-2 Preferred Stock”, 11,975,172 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”, and 12,520,868 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock”, with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. “Junior Preferred Stock” means the Series A1 Preferred Stock, the Series A2 Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C-1 Preferred Stock and the Series C-2 Preferred Stock. “Senior Preferred Stock” means the Series D Preferred Stock and the Series E Preferred Stock. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1                    Dividends.

1.1           As of the date of the effective date of the filing of the Second Amended and Restated Certificate of Incorporation of the Corporation on November 7, 2014, any and all outstanding and unpaid dividends accrued with respect to the Series A2 Preferred Stock were forfeited.

1.2           The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Original Issue Price” for each series of Preferred Stock shall mean:

(a)               with respect to the Series A1 Preferred Stock, $1,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A1 Preferred Stock (the “Series A1 Original Issue Price”);

(b)               with respect to the Series A2 Preferred Stock, $2.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A2 Preferred Stock (the “Series A2 Original Issue Price”);

(c)               with respect to the Series B-1 Preferred Stock, $2.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock (the “Series B-1 Original Issue Price”);

(d)               with respect to the Series B-2 Preferred Stock, $4.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-2 Preferred Stock (the “Series B-2 Original Issue Price”);

(e)               with respect to the Series C-1 Preferred Stock, $5.95 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-1 Preferred Stock (the “Series C-1 Original Issue Price”);

(f)                with respect to the Series C-2 Preferred Stock, $8.28 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-2 Preferred Stock (the “Series C-2 Original Issue Price”);

(g)               with respect to the Series D Preferred Stock, $4.34 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock (the “Series D Original Issue Price”); and

(h)               with respect to the Series E Preferred Stock, $5.99 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock (the “Series E Original Issue Price”).

2                    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1           Preferential Payments to Holders of Senior Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event (as defined below), before any distribution or payment shall be made to the holders of any Common Stock or the holders of shares of any other series of Preferred Stock, the holders of shares of Senior Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock, the Junior Preferred Stock or any other class or series of stock ranking on liquidation junior to the Senior Preferred Stock and together with any shares of Preferred Stock ranking on liquidation pari passu with the Senior Preferred Stock by reason of their ownership thereof, an amount per share equal to (i) with respect to each share of Series D Preferred Stock, the greater of (a) two times the Series D Original Issue Price of such share of Series D Preferred Stock plus all declared and unpaid dividends on such share of Series D Preferred Stock and (b) such amount per share as would have been payable had all shares of the Series D Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, and (ii) with respect to each share of Series E Preferred Stock, the greater of (a) the Original Issue Price of such share of Series E Preferred Stock plus all declared and unpaid dividends on such share of Series E Preferred Stock and (b) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable in respect of Senior Preferred Stock pursuant to this sentence is hereinafter referred to as the “Senior Preferential Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock or any shares of Preferred Stock ranking on liquidation pari passu with the Senior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Senior Preferred Stock or any shares of Preferred Stock ranking on liquidation pari passu with the Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2           After the payment of the Senior Preferential Liquidation Amount as set forth in Subsection 2.1 above upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the holders of shares of Junior Preferred Stock then outstanding, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Junior Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of applicable Original Issue Price for such series of Junior Preferred Stock, plus any dividends declared but unpaid thereon and (ii) such amount per share as would have been payable had all shares of the applicable series of Junior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, taking into account the simultaneous application of this Subsection 2.2 to all series of Junior Preferred Stock (the amount payable pursuant to this sentence is hereinafter referred to as the “Junior Preferential Liquidation Amount” and, with the Senior Preferential Liquidation Amount, the “Preferential Liquidation Amounts”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Junior Preferred Stock shall share ratably on a pari passu basis in any distribution of the assets available for distribution under this Subsection 2.2 in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3           Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all applicable Preferential Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Senior Preferred Stock pursuant to Subsection 2.1, the holders of shares of Junior Preferred Stock pursuant to Subsection 2.2 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder. The aggregate amount that a holder of a share of Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Total Preferred Liquidation Amount”.

2.4           Deemed Liquidation Events.

2.4.1        Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a)               a merger, consolidation or reorganization in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.4.2        Effecting a Deemed Liquidation Event.

(a)               The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger, consolidation or reorganization for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.

(b)               In the event of a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii) or 2.4.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Total Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.4.3        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders pursuant to such Deemed Liquidation Event by the Corporation or the acquiring person, firm, or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

3                    Voting.

3.1           General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis.

3.2           Election of Directors.

3.2.1        The holders of record of the shares of Preferred Stock exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect nine (9) directors of the Corporation (the “Preferred Directors”). The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock, Common Stock, or the appropriate combination thereof, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3           Preferred Stock Protective Provisions. At any time when any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1        liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

3.3.2        amend, alter or repeal any provision of the Certificate of Incorporation (a) in a manner that adversely affects the rights, preferences or privileges of any series of Preferred Stock or (b) to allow for the creation, authorization or issuance of additional shares of Other Securities (as defined below);

3.3.3        amend the Bylaws of the Corporation (the “Bylaws”);

3.3.4        create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock that is senior or pari pasu with any series of Preferred Stock (“Other Securities”), or increase the authorized number of shares of any series of Preferred Stock or increase the authorized number of shares of any Other Securities;

3.3.5        (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series of Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of Preferred Stock in respect of any such right, preference or privilege;

3.3.6        purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, if otherwise expressly provided herein, and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

3.3.7        create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000, unless already included on the budget approved by the Board, including at least two (2) of the Preferred Directors, other than trade lines of credit in the ordinary course of business;

3.3.8        increase or decrease the size of the Board;

3.3.9        change the principal business of the Company, enter new lines of business, or exit any then-current line of business;

3.3.10    sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

3.3.11    amend, modify or adopt any equity incentive plan or any transfer, vesting or repurchase provisions in any stock option, restricted stock or similar agreement; or

3.3.12    change the rights, preferences or privileges of the Preferred Stock in any way; or

3.3.13    amend this Subsection 3.3.

3.4           Series E Preferred Stock Protective Provisions. At any time when any shares of Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a single class on an as-converted basis, given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.4.1        amend the Certificate of Incorporation in any way which alters or changes the powers, rights, preferences or privileges of the Series E Preferred Stock so as to affect them adversely in a manner that shall not so affect the entire class; or

3.4.2        amend the Certificate of Incorporation to increase the authorized number of shares of Series E Preferred Stock.

3.5           Series D Preferred Stock Protective Provisions. At any time when any shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.5.1        amend the Certificate of Incorporation in any way which alters or changes the powers, rights, preferences or privileges of the Series D Preferred Stock so as to affect them adversely in a manner that shall not so affect the entire class; or

3.5.2        amend the Certificate of Incorporation to increase the authorized number of shares of Series D Preferred Stock.

3.6           Series D Special Voting Investor Preferred Stock Protective Provisions. So long as the Special Voting Investor (as such term is defined in that certain Series D Purchase Agreement between the Corporation and the Purchasers listed therein, dated as of July 31, 2019, as amended), holds at least 1,843,318 shares of Series D Preferred Stock, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Special Voting Investor, given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.6.1        create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock that is senior to the Series D Preferred Stock (“Other Senior Securities”), or increase the authorized number of shares of any series of Preferred Stock or increase the authorized number of shares of any Other Senior Securities; and

3.6.2        amend the Certificate of Incorporation in any way which alters or changes Subsection 1.2 (or any subsection thereof) of Article FOURTH, Part B;

3.6.3        amend the Certificate of Incorporation in any way which alters or changes Subsection 2.1 of Article FOURTH, Part B, including the Senior Preferential Liquidation Amount described therein;

3.6.4        amend the Certificate of Incorporation in any way which alters or changes this Subsection 3.6 (or any subsection thereof) of Article FOURTH, Part B.

3.6.5        amend the Certificate of Incorporation in any way which alters or changes Subsection 4.4.4(a) of Article FOURTH, Part B; or

3.6.6        amend the Certificate of Incorporation in any way which alters or changes Subsection 6.1 of Article FOURTH, Part B.

3.7           Series C-1 Preferred Stock and Series C-2 Preferred Stock Protective Provisions. At any time when any shares of Series C-1 Preferred Stock or Series C-2 Preferred Stock (together, the “Series C Preferred Stock”) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted basis, given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.7.1        amend the Certificate of Incorporation in any way which alters or changes the powers, rights, preferences or privileges of the Series C-1 Preferred Stock or the Series C-2 Preferred Stock so as to affect them adversely in a manner that shall not so affect the entire class; or

3.7.2        amend the Certificate of Incorporation to increase the authorized number of shares of Series C-1 Preferred Stock and/or Series C-2 Preferred Stock.

3.8         Series B-1 Preferred Stock and Series B-2 Preferred Stock Protective Provisions. At any time when any shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock (together, the “Series B Preferred Stock”) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class on an as-converted basis, given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.8.1        amend the Certificate of Incorporation in any way which alters or changes the powers, rights, preferences or privileges of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock so as to affect them adversely in a manner that shall not so affect the entire class; or

3.8.2        amend the Certificate of Incorporation of the Corporation to increase the authorized number of shares of Series B-1 Preferred Stock and/or Series B-2 Preferred Stock.

3.9         Series A2 Preferred Stock Protective Provisions. At any time when any shares of Series A2 Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A2 Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.9.1        amend the Certificate of Incorporation in any way which alters or changes the powers, rights, preferences or privileges of the Series A2 Preferred Stock so as to affect them adversely in a manner that shall not so affect the entire class; or

3.9.2        amend the Certificate of Incorporation to increase the authorized number of shares of Series A2 Preferred Stock.

3.10        Series A1 Preferred Stock Protective Provisions. At any time when shares of Series A1 Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A1 Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.10.1      amend the Certificate of Incorporation in any way which alters or changes the powers, rights, preferences or privileges of the Series A1 Preferred Stock so as to affect them adversely in a manner that shall not so affect the entire class; or

3.10.2      amend the Certificate of Incorporation to increase the authorized number of shares of Series A1 Preferred Stock.

4               Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1         Right to Convert.

4.1.1        Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price for each series of Preferred Stock by the applicable Conversion Price (as defined below) for each series of Preferred Stock in effect at the time of conversion. Notwithstanding the preceding sentence, each share of Preferred Stock may, at the option of the holder thereof in accordance with Subsection 4.3.1, convert, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing such applicable Original Issue Price by such applicable Conversion Price in effect at the time of conversion of each share of Preferred Stock. The “Conversion Price” for each series of Preferred Stock is as follows: (i) for the Series A1 Preferred Stock, the Conversion Price is the “Series A1 Conversion Price,” which shall initially be $3.00, (ii) for the Series A2 Preferred Stock, the Conversion Price is the “Series A2 Conversion Price,” which shall initially be equal to the Series A2 Original Issue Price, (iii) for the Series B-1 Preferred Stock, the Conversion Price is the “Series B-1 Conversion Price,” which shall initially be equal to the Series B-1 Original Issue Price, (iv) for the Series B-2 Preferred Stock, the Conversion Price is the “Series B-2 Conversion Price,” which shall initially be equal to the Series B-2 Original Issue Price, (v) for the Series C-1 Preferred Stock, the Conversion Price is the “Series C-1 Conversion Price,” which shall initially be equal to the Series C-1 Original Issue Price, (vi) for the Series C-2 Preferred Stock, the Conversion Price is the “Series C-2 Conversion Price,” which shall initially be equal to the Series C-2 Original Issue Price, (vii) for the Series D Preferred Stock, the Conversion Price is the “Series D Conversion Price,” which shall initially be equal to the Series D Original Issue Price, and (viii) for the Series E Preferred Stock, the Conversion Price is the “Series E Conversion Price,” which shall initially be equal to the Series E Original Issue Price. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock or Class B Common Stock, shall be subject to adjustment as provided below.

4.1.2        Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2         Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3         Mechanics of Conversion.

4.3.1        Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent, and the number of shares of Class A Common Stock and Class B Common Stock such series of Preferred Stock shall be converted into (in the absence of which, such shares shall be converted into Class A Common Stock) and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2        Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price of any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted applicable Conversion Price.

4.3.3        Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of the applicable series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4        No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5        Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4         Adjustments to Conversion Price for Diluting Issues.

4.4.1        Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)        “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)        “Series E Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock was issued.

(c)        “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)        “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series E Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)           shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on any series of Preferred Stock;

(ii)          shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)         shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including at least two (2) of the Preferred Directors;

(iv)         shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)          shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, real property leasing transaction or other similar transaction that is primarily of a non-equity financing nature, approved by the Board, including at least two (2) of the Preferred Directors;

(vi)         shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board, including at least two (2) of the Preferred Directors;

(vii)       shares of Common Stock, Options or Convertible Securities issued in connection with a license, collaboration or strategic partnership arrangement and not principally for equity financing purposes, provided, that such issuances are approved by the Board, including at least two (2) of the Preferred Directors;

(viii)       148,880 shares of Common Stock, Options or Convertible Securities issued pursuant to that certain License Agreement between Brigham Young University and the Corporation, dated May 21, 2008, as amended;

(ix)         shares of Common Stock, Options or Convertible Securities issued, or deemed issued, pursuant to (A) that certain Series C Preferred Stock Purchase Agreement dated as of January 9, 2017, between the Corporation and the Purchasers named therein, as amended, or (B) that certain Series E Preferred Stock Purchase Agreement dated as of February 23, 2021, between the Corporation and the Purchasers named therein (the “Series E Purchase Agreement”); or

(x)           shares of Common Stock issued or issuable upon an IPO.

4.4.2        No Adjustment of Conversion Price. Subject to Subsection 4.4.4, no adjustment in the applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from (i) the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, or (ii) notwithstanding subpart (i), if such adjustment purports to affect the Series A1 Conversion Price, Series A2 Conversion Price, Series B-1 Conversion Price, Series B-2 Conversion Price, Series C-1 Conversion Price, Series C-2 Conversion Price, Series D Conversion Price, or Series E Conversion Price alone, then the holders of at least a majority of the then outstanding shares of Series A1 Preferred Stock, Series A2 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock, as applicable, acting together as a separate class, agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3        Deemed Issue of Additional Shares of Common Stock.

(a)         If the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)        If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the adjusted Conversion Price applicable to such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause  (b) shall have the effect of increasing the applicable Conversion Price for such series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price in effect for such series of Preferred Stock immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price that would have resulted for such series of Preferred Stock from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)         If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price for any series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect for such series of Preferred Stock, or because such Option or Convertible Security was issued before the Series E Original Issue Date), are revised after the Series E Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price for any series of Preferred Stock pursuant to the terms of Subsection 4.4.4, the applicable Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)         If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price for any series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price for any series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(a)         Notwithstanding anything to the contrary (including Subsection 4.4.2), in the event the Corporation shall at any time after the Series E Original Issue Date issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series D Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Series D Conversion Price shall be reduced, concurrently with such issuance or deemed issuance, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.001 of consideration for each such Additional Share of Common Stock issued or deemed to be issued.

(b)        In the event the Corporation shall at any time after the Series E Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price for any series of Junior Preferred Stock or Series E Preferred Stock in effect immediately prior to such issue, then the applicable Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)           “CP2” shall mean the Conversion Price in effect for each applicable series of Junior Preferred Stock immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(ii)          “CP1” shall mean the Conversion Price in effect for each applicable series of Junior Preferred Stock immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(iii)          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v)           “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5        Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)         Cash and Property: Such consideration shall:

(i)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)          in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)         Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6        Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price for any series of Preferred Stock pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, the applicable Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series E Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect for each series of Preferred Stock immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series E Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect for each series of Preferred Stock immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6          Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect for each series of Preferred Stock immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect for such series of Preferred Stock by a fraction:

(a)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price for each series of Preferred Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7           Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8           Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments to the applicable Conversion Price for such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for each series of Preferred Stock that is so adjusted or readjusted, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10       Notice of Record Date. In the event:

(a)               the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)               of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)               of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5                 Mandatory Conversion.

5.1           Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least 1.2 times (1.2X) the Series D Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation; provided that, a holder of shares of Preferred Stock may elect, upon written notice to the Corporation (delivered as provided in Section 4.3.1 of Subsection B of this Article Fourth)) at least seven days prior to the closing of the Qualified Public Offering, to have all or a portion of its shares of Preferred Stock automatically convert into shares of Class B Common Stock at the then effective conversion rate as calculated pursuant to Subsection 4.1.1.

5.2           Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certified form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6                 Redemption.

6.1           General. Unless prohibited by Delaware law governing distributions to stockholders, shares of the Preferred Stock shall be redeemed by the Corporation at a price equal to the applicable Total Preferred Liquidation Amount (the “Redemption Price”), in two (2) equal annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after the fifth (5th) anniversary of the Series E Original Issue Date, from the holders of at least a majority of the shares of the Senior Preferred Stock then outstanding of written notice requesting redemption of all shares of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall calculate the aggregate amount due to holders of the Preferred Stock if the applicable Total Preferred Liquidation Amount were distributed in full to such holders pursuant to Subsections 2.1 and 2.2 (such amount, the “Aggregate Redemption Amount”) and shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of each such installment shall be referred to as a “Redemption Date” and the one-half of the Aggregate Redemption Amount due on each Redemption Date shall be referred to as the “Redemption Installment Amount”. On each Redemption Date, the Corporation shall use the Redemption Installment Amount to redeem all outstanding shares of Senior Preferred Stock and Junior Preferred Stock at a price per share equal to the amount that such holders would have received if the Redemption Installment Amount were distributed to such holders in connection with a Deemed Liquidation Event pursuant to Subsections 2.1 and 2.2. If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, subject to the priority of payments set forth in Subsections 2.1 and 2.2, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

6.2           Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than ten (10) business days prior to each Redemption Date. Each Redemption Notice shall state:

(a)          the number and series of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)         the Redemption Date and the Redemption Price;

(c)          the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)          for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3           Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of such series of Preferred Stock shall promptly be issued to such holder.

6.4           Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7                Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8                Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Preferred Stock then outstanding acting together as a separate class.

9                Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Fifth: Subject to any additional vote required by this Sixth Amended and Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

Sixth: Subject to any additional vote required by this Sixth Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws.

Seventh: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Eleventh: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

Twelfth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Thirteenth: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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3.       Pursuant to Section 228(a) of the General Corporation Law, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the General Corporation Law.

4.       That this Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 29th day of March 2021.

By:	/s/ Gregory C. Critchfield, M.D., M.S.
Gregory C. Critchfield, M.D., M.S.
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SERA PROGNOSTICS, INC.

It is hereby certified that:

1.       The name of the corporation (hereinafter called the “Corporation”) is Sera Prognostics, Inc. The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 17, 2008. Thereafter a Restated Certificate of Incorporation was filed on March 29, 2021 (the “Restated Certificate”).

2.       The Restated Certificate of Incorporation is hereby amended to change the authorized capitalization of the Corporation by striking out the first sentence of the first paragraph of Article FOURTH of the Restated Certificate in its entirety and by substituting in lieu of said first sentence of the first paragraph of Article FOURTH, the following sentence:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 80,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), (ii) 3,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”) and (iii) 51,551,681 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). ”

3.       The Restated Certificate of Incorporation is hereby further amended to change the preferred stock designations of the Corporation by striking out the first paragraph of Part B of Article FOURTH of the Restated Certificate in its entirety and by substitution in lieu of said first paragraph of Part B of Article FOURTH, the following paragraph:

“1,390 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A1 Preferred Stock”, 7,941,499 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A2 Preferred Stock”, 2,060,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock”, 5,012,500 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock”, 5,521,905 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-1 Preferred Stock”, 1,510,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-2 Preferred Stock”, 11,975,172 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”, and 17,529,215 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock”, with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. “Junior Preferred Stock” means the Series A1 Preferred Stock, the Series A2 Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C-1 Preferred Stock and the Series C-2 Preferred Stock. “Senior Preferred Stock” means the Series D Preferred Stock and the Series E Preferred Stock. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.”

4.       The Restated Certificate of Incorporation is hereby further amended to change the preferential payments to holders of Senior Preferred Stock of the Corporation by striking out Section 2.1 of Article FOURTH of the Restated Certificate in its entirety and by substitution in lieu of said Section 2.1 of Article FOURTH, the following Section 2.1:

“2.1   Preferential Payments to Holders of Senior Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event (as defined below), before any distribution or payment shall be made to the holders of any Common Stock or the holders of shares of any other series of Preferred Stock, the holders of shares of Senior Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock, the Junior Preferred Stock or any other class or series of stock ranking on liquidation junior to the Senior Preferred Stock and together with any shares of Preferred Stock ranking on liquidation pari passu with the Senior Preferred Stock by reason of their ownership thereof, an amount per share equal to (i) with respect to each share of Series D Preferred Stock, the greater of (a) one and one-half (1.5) times the Series D Original Issue Price of such share of Series D Preferred Stock plus all declared and unpaid dividends on such share of Series D Preferred Stock and (b) such amount per share as would have been payable had all shares of the Series D Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, and (ii) with respect to each share of Series E Preferred Stock, the greater of (a) one and one-half (1.5) times the Original Issue Price of such share of Series E Preferred Stock plus all declared and unpaid dividends on such share of Series E Preferred Stock and (b) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable in respect of Senior Preferred Stock pursuant to this sentence is hereinafter referred to as the “Senior Preferential Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock or any shares of Preferred Stock ranking on liquidation pari passu with the Senior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Senior Preferred Stock or any shares of Preferred Stock ranking on liquidation pari passu with the Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.”

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5.       The Restated Certificate of Incorporation is hereby further amended to change the definition of “Qualified Public Offering” by striking out Section 5.1 of Article FOURTH of the Restated Certificate in its entirety and by substitution in lieu of said Section 5.1 of Article FOURTH, the following Section 5.1:

“5.1   Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least 1.2 times (1.2X) the Series E Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation; provided that, a holder of shares of Preferred Stock may elect, upon written notice to the Corporation (delivered as provided in Section 4.3.1 of Subsection B of this Article Fourth)) at least seven days prior to the closing of the Qualified Public Offering, to have all or a portion of its shares of Preferred Stock automatically convert into shares of Class B Common Stock at the then effective conversion rate as calculated pursuant to Subsection 4.1.1.”

6.       This Certificate of Amendment to the Restated Certificate has been duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

7.       Pursuant to Section 228(a) of the Delaware General Corporation Law, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 26th day of April, 2021.

SERA PROGNOSTICS, INC.

By:	/s/ Gregory C. Critchfield, M.D.
Gregory C. Critchfield, M.D.
President

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